Exhibit 99.3
International Coal Group Confirms Status of Accident Investigation and Confirms Identities of Deceased Sago Miners
ASHLAND, Ky., Jan. 5 /PRNewswire/ — Activity at the Sago Mine has now moved into the accident investigation phase. As previously noted, ICG and Sago Mine managers had a meeting with state and federal mine regulatory officials yesterday evening to discuss the path forward on the accident investigation and to confirm our determination to pursue answers. The immediate priorities for company officials will be to support the investigation and to address the needs of our employee families with respect to benefits and other assistance.
      The names of the 12 Sago Mine employees that sadly lost their lives in the tragic mine explosion are as follows:

			Years
			Mining
	Name	Job Position	Experience

1	Terry Helms	Fire Boss/Mine Examiner	29
2	Martin Toler Jr.	Section Foreman	32
3	Alva M. Bennett	Continuous Miner Operator	29
4	Fred Ware	Continuous Miner Operator	37
5	Jesse Jones	Roof Bolter Operator	16
6	Dave Lewis	Roof Bolter Operator	1yr. 8mo.
7	Jerry Groves	Roof Bolter Operator	28
8	Tom Anderson	Shuttle Car Operator	10
9	George Hamner Jr.	Shuttle Car Operator	26
10	James Bennett	Shuttle Car Operator	25
11	Marshall Winans	Scoop Operator	23
12	Jackie Weaver	Section Electrician	26
      During the investigation phase, it is likely that new information will come in very slowly because it is essential that every aspect of what led to the tragedy be studied carefully before the findings are announced. Therefore, company officials will no longer provide regularly scheduled media briefings. Instead, as soon as is appropriate, we will communicate the findings.
      The company has designated Dix & Eaton as its media coordinator in an effort to provide timely and coordinated communications. The media contact is Gary Wells at phone number 1.606.920.7493.
SOURCE International Coal Group